Exhibit 99.1

Press Release                                    For Immediate Release
                                                 Contact:
  Robert W. White,                               Chairman, President and CEO
                                                  or
                                                 Jack Sandoski,
                                                 Senior Vice President and CFO
                                                 (215) 886-8280



    ABINGTON COMMUNITY BANCORP, INC. ANNOUNCES DIVIDEND REINVESTMENT PLAN

Jenkintown, PA (February 6, 2006) - Abington Community Bancorp, Inc. (the "Company") (Nasdaq: ABBC), the "mid-tier" holding company for Abington Bank (the "Bank"), announced today that the Company has approved the adoption of a Dividend Reinvestment Plan (the "Plan"). The Plan will enable registered shareholders to automatically reinvest dividends in shares of Company stock as they are paid, and also to purchase additional shares of common stock on a quarterly basis. Plan enrollment materials and information will be distributed to shareholders of record shortly.

Abington Community Bancorp, Inc. is the "mid-tier" holding company for Abington Bank. Abington Bank is a Pennsylvania-chartered, FDIC-insured savings bank which was originally organized in 1867. Abington Bank conducts business from its headquarters and main office in Jenkintown, Pennsylvania as well as seven additional full service branch offices and four limited service banking offices located in Montgomery and Bucks Counties, Pennsylvania. As of December 31, 2005, Abington Community Bancorp had $844.1 million in total assets, $501.2 million in deposits and $117.2 million in stockholders' equity.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Abington Community Bancorp, Inc. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond the Company's control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to access the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.abingtonbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.